UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Information Statement

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☒	Definitive Information Statement

Hyperfine, Inc.

(Name of Registrant as Specified In Its Charter)

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HYPERFINE, INC.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

Dear Stockholders:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Hyperfine, Inc., a Delaware corporation (“Hyperfine,” the “Company,” “we,” “us,” or “our”), to notify stockholders of the actions taken by the Company’s Board of Directors on August 24, 2022, and by written consent of certain stockholders holding a majority of the voting power of the issued and outstanding shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Company, and Class B common stock, par value $0.0001 per share, of the Company, voting together as a single class (the “Majority Stockholders”) on September 26, 2022, approving a one-time stock option repricing (the “Option Repricing”).

Pursuant to the Option Repricing, the exercise price of each Relevant Option (as defined in the accompanying Information Statement) will be amended to reduce such exercise price to the closing price per share of the Class A Common Stock as reported on The Nasdaq Stock Market on the date on which the Option Repricing becomes effective. The Option Repricing will become effective on the 20th calendar day after the completion of the mailing to the Company’s stockholders of this Notice and Information Statement. The effective date is currently expected to be October 31, 2022. In the event that the 20th calendar day is not a trading day for The Nasdaq Stock Market, the Option Repricing will become effective on the first trading day on The Nasdaq Stock Market thereafter.

As the matters set forth in this Information Statement have been duly authorized and approved by the Majority Stockholders, your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations prescribed thereunder, including Regulation 14C, and serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders. You do not need to do anything in response to this Notice and the accompanying Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT, AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT.

Sincerely,

Neela Paykel General Counsel, Chief Compliance Officer and Corporate Secretary

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT, AND

YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT

General

Hyperfine, Inc., a Delaware corporation (“Hyperfine,” the “Company,” “we,” “us,” or “our”), is sending you this Information Statement solely for the purpose of informing our stockholders as of the record date, September 26, 2022, of actions taken by our stockholders by less than unanimous written consent in lieu of a meeting of stockholders. No action is requested or required on your part.

This Information Statement is first being distributed to Hyperfine stockholders on or about October 11, 2022. The Company’s principal executive offices are located at 351 New Whitfield Street, Guilford, Connecticut 06437, and the Company’s telephone number is (866) 796-6767.

Safe Harbor Statement

Certain statements contained herein, regarding matters that are not historical facts, may be forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. The reader is cautioned not to rely on these forward-looking statements. These forward-looking statements are based on current expectations of future events. If the underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of the Company. These risks and uncertainties can be found in the Company’s most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as supplemented by any subsequently filed Quarterly Reports on Form 10-Q. Copies of these filings are available online at www.sec.gov, www.hyperfine.io or on request from the Company. Forward-looking statements included herein speak only as of the date hereof, and we undertake no obligation to revise or update such statements to reflect the occurrence of events or circumstances after the date hereof.

Summary of the Corporate Actions

On August 24, 2022, the Board of Directors (the “Board”) of the Company approved, and on September 26, 2022, stockholders controlled by Jonathan M. Rothberg, Ph.D., Vice Chairperson of the Board, holding a majority of the voting power of the issued and outstanding shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Company, and Class B common stock, par value $0.0001 per share (“Class B Common Stock”), of the Company, voting together as a single class (the “Majority Stockholders”), took action by written consent to approve a one-time stock option repricing (the “Option Repricing”) as described in more detail below. The Board believes that the Option Repricing is in the best interests of stockholders and the Company, as the Option Repricing is designed to continue to retain and motivate key contributors of the Company, which is necessary for the Company’s future success and growth in the value of its shares. Stock options held by Jonathan M. Rothberg, Ph.D., Vice Chairperson of the Board, will not be repriced in the Option Repricing.

Pursuant to the Option Repricing, the exercise price of each Relevant Option (as defined below) will be amended to reduce such exercise price to the closing price per share of the Class A Common Stock as reported on The Nasdaq Stock Market on the date on which the Option Repricing becomes effective (the “Effective Date”). “Relevant Options” are (i) all stock options held by individuals employed by the Company and in good standing on the Effective Date, including executive officers of the Company, and (ii) certain stock options held by the Company’s Executive Chairperson and Interim President and Chief Executive Officer, R. Scott Huennekens, and the Company’s director, Ruth Fattori. Other than the certain stock options held by Mr. Huennekens and Ms. Fattori described above, stock options held by the non-employee members of the Board will not be repriced in the Option Repricing. The Option Repricing will become effective on the 20th calendar day after the completion of the mailing to the Company’s stockholders of this Notice and Information Statement. The effective date is currently expected to be October 31, 2022. In the event that the 20th calendar day is not a trading day for The Nasdaq Stock Market, the Option Repricing will become effective on the first trading day on The Nasdaq Stock Market thereafter. Participation in the Option Repricing is not voluntary or discretionary. Accordingly, the exercise price of each Relevant Option (vested or unvested) will be automatically amended, without any action required by the holder thereof. Under the Option Repricing, the exercise price of a Relevant Option will not be amended in a manner that increases the exercise price above the current exercise price.

Description of the Business Combination Completed in December 2021

On December 22, 2021, HealthCor Catalio Acquisition Corp., a blank check company incorporated as a Cayman Islands exempted company with limited liability (“HealthCor” and after the Business Combination described herein, the “Company”), after domesticating as a Delaware corporation on December 21, 2021, consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of July 7, 2021 (the “Business Combination Agreement”), by and among HealthCor, Optimus Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of HealthCor (“Merger Sub I”), Optimus Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of HealthCor (“Merger Sub II”), Hyperfine, Inc., a Delaware corporation (“Legacy Hyperfine”), and Liminal Sciences, Inc., a Delaware corporation (“Liminal”). On December 22, 2021, immediately upon the consummation of the Business Combination, and such completion, the “Closing” and such date, the “Closing Date”, Merger Sub I merged with and into Legacy Hyperfine (the “Hyperfine Merger”), with Hyperfine surviving the Hyperfine Merger as a wholly owned subsidiary of HealthCor, and Merger Sub II merged with and into Liminal (the “Liminal Merger”), with Liminal surviving the Liminal Merger as a wholly owned subsidiary of HealthCor. We refer to the Hyperfine Merger and the Liminal Merger as the “Mergers.” In addition, immediately prior to the Closing, HealthCor issued 12,610,000 shares of Class A common stock at a purchase price of $10.00 per share (the “PIPE Investment”) to certain institutional investors and accredited investors (the “PIPE Investors”). In connection with the Business Combination, HealthCor changed its name to “Hyperfine, Inc.,” Legacy Hyperfine changed its name to “Hyperfine Operations, Inc.” and Liminal changed its name to “Liminal Operations, Inc.” and subsequently to “Liminal Sciences, Inc.” Following the Closing, the Company’s Class A common stock is listed on The Nasdaq Global Market under the symbol “HYPR”. Unless the context requires otherwise, references in this Information Statement to the “Company,” “we,” “us,” and “our” refer to Hyperfine, Inc. and its wholly-owned subsidiaries, including Legacy Hyperfine and Liminal, as the case may be.

The total number of shares of the Company’s Class A Common Stock outstanding immediately following the Closing was approximately 54,977,061 comprising (i) 29,711,224 shares of Class A Common Stock issued to Legacy Hyperfine stockholders (other than certain holders of Legacy Hyperfine Series A preferred stock); (ii) 3,459,081 shares of Class A Common Stock issued to Liminal stockholders (other than certain holders of Liminal Series A-1 preferred stock); (iii) 12,610,000 shares of Class A Common Stock issued in connection with the Closing to the PIPE Investors pursuant to the PIPE Investment; (iv) 5,639,000 shares of Class A Common Stock, including 5,025,000 shares of Class A Common Stock issued immediately prior to the effective time of the Mergers (the “Effective Time”) to the initial shareholders of HealthCor upon conversion of the 5,025,000 shares of HealthCor Class B common stock outstanding immediately prior to the Effective Time (following the issuance of the 5,175,000 shares of HealthCor Class B common stock upon the conversion of the 5,175,000 HealthCor Class B ordinary shares held by the initial shareholders and after reflecting the irrevocable forfeiture by HC Sponsor LLC (the “Sponsor”) to HealthCor of 150,000 shares of HealthCor Class B common stock for no consideration and automatic cancellation as of immediately prior to the Closing) and 614,000 shares of Class A Common Stock issued to the Sponsor; and (v) 3,557,756 shares of Class A Common Stock issued to the Company’s public stockholders holding 3,557,756 HealthCor Class A ordinary shares outstanding at the Effective Time, after reflecting redemptions of 17,142,244 shares of HealthCor Class A common stock. Immediately following the Closing, Jonathan M. Rothberg, Ph.D. held approximately 84.9% of the combined voting power of the Company. As of September 15, 2022, Dr. Rothberg held approximately 84.9% of the combined voting power of the Company.

Accordingly, Dr. Rothberg and his permitted transferees control the Company and the Company is a controlled company within the meaning of the corporate governance standards of The Nasdaq Stock Market. See the section below entitled, “Security Ownership of Certain Beneficial Owners and Management” for additional information about Dr. Rothberg’s beneficial ownership of the Company’s securities.

Under the Business Combination Agreement, HealthCor agreed to all action within its power as may be necessary or appropriate such that, immediately after the Effective Time, (i) the Board would consist of up to nine directors, (ii) the members of the Board would include the one (1) individual designated by HealthCor and up to eight individuals designated by Dr. Rothberg pursuant to the Business Combination Agreement, (iii) the members of the Company’s compensation committee, audit committee and nominating and corporate governance committee would be the individuals designated to such roles by Legacy Hyperfine, Liminal and HealthCor pursuant to the Business Combination Agreement, and (iv) the individuals identified by Legacy Hyperfine, Liminal and HealthCor pursuant to the Business Combination Agreement would become the officers of the Company. In accordance with those provisions, effective as of the Closing Date, and in connection with the closing of the Business Combination, the composition of the Board was changed. Each of Arthur Cohen, Joseph Healey, Benjamin Snedeker, Dr. Kenan Turnacioglu, Michael Weinstein, Dr. Christopher Wolfgang and Taylor Harris resigned as directors of HealthCor effective as of the Closing Date. Effective as of the Closing Date, Dr. Rothberg, Dave Scott, R. Scott Huennekens, John Dahldorf, Ruth Fattori, Maria Sainz and Daniel J. Wolterman were elected to serve as directors on the Board, with R. Scott Huennekens serving as Executive Chairperson of the Board. At the Company’s 2022 annual meeting of stockholders held on June 8, 2022, the Company’s stockholders reelected these directors to serve until the Company’s 2023 annual meeting of stockholders and until their respective successors have been elected and qualified. Subsequently, Dave Scott resigned as the Company’s President, Chief Executive Officer and a director on the Board, effective July 29, 2022. R. Scott Huennekens is serving as the Company’s interim President and Chief Executive Officer and Maria Sainz has been appointed to serve as President and Chief Executive Officer effective October 24, 2022.

Voting and Vote Required

Stockholder approval is required for the Option Repricing under the Nasdaq Listing Rules, the terms of the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), the terms of the Legacy Hyperfine 2014 Employee, Director and Consultant Equity Incentive Plan, as amended (the “Legacy Hyperfine Plan”) and the terms of the Liminal 2021 Employee, Director and Consultant Equity Incentive Plan, as amended (the “Liminal Plan”, and collectively with the 2021 Plan and the Legacy Hyperfine Plan, the “Plans”). In accordance with the Delaware General Corporation Law (the “DGCL”), the Company’s Certificate of Incorporation, as amended, and the Nasdaq Listing Rules, the Option Repricing may be approved, without a meeting of stockholders, by the written consent of stockholders representing a majority of the voting power of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Such approval was received by the Company from the Majority Stockholders by written consent dated September 26, 2022. As of such date, the Company had 55,515,532 shares of Class A Common Stock and 15,055,288 shares of Class B Common Stock outstanding and entitled to vote. Each share of Class A Common Stock is entitled to one (1) vote per share and each share of Class B Common Stock is entitled to twenty (20) votes per share. The written consent was executed by stockholders holding 1,026,032 shares of Class A Common Stock and 15,055,288 shares of Class B Common Stock, representing approximately 84.7% of the voting power. Accordingly, the written consent was executed by stockholders holding sufficient voting power to approve the Option Repricing by written consent, no further stockholder action is required, and the Company is not seeking consent, authorizations or proxies from you. The DGCL does not provide appraisal rights with respect to the Option Repricing.

Notice Pursuant to Delaware General Corporation Law

Pursuant to Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the required notice.

APPROVAL OF A ONE-TIME OPTION REPRICING PROGRAM

On August 24, 2022, the Board of Directors approved, and on September 26, 2022 the Majority Stockholders approved by written consent, the Option Repricing, under which all Relevant Options will be amended to reduce their exercise price, as described below.

Introduction

The Company maintains the Plans for the benefit of directors, employees and certain consultants of the Company and its subsidiaries. The purpose of the Plans is to encourage ownership of shares of the Company’s Class A Common Stock by employees, directors and consultants in order to attract and retain such people, to induce them to work for the benefit of the Company and its subsidiaries and to provide additional incentive for them to promote the success of the Company and its subsidiaries.

The Company has granted stock options under the Plans consistent with the view that stock-based incentive compensation opportunities play a key role in the Company’s ability to recruit, motivate and retain qualified individuals. While the Company’s compensation packages generally include a number of different components, the Company believes that equity compensation is key to linking pay to performance as it encourages employees to work toward the Company’s success and aligns their interests with those of the Company’s stockholders by providing them with a means by which they can benefit from increasing the value of the Company’s stock.

As of August 24, 2022, all of the Relevant Options had exercise prices at or above the recent closing prices of our Class A Common Stock on The Nasdaq Stock Market. As of August 24, 2022, the closing price of the Class A Common Stock was $1.23 and the weighted average exercise price of the Relevant Options was $3.57. Although the Company continues to believe that stock options are an important component of the Company’s compensation program, the underwater stock options may be perceived by their holders as having little or no incentive and retention effect due to the difference between the exercise prices and the current stock price.

The Board believes that the Option Repricing, as designed, is in the best interests of stockholders and the Company, as the repriced stock options will restore the incentive and retentive benefit of the affected stock options, and reduce the need to grant additional equity incentives, which would deplete the available share reserve under the 2021 Plan, or to award additional cash incentives, which could put an undue strain on the Company’s cash resources.

Summary of Material Terms of Option Repricing

Pursuant to the approved Option Repricing, the exercise price of each Relevant Option will be amended to reduce such exercise price to the closing price per share of the Class A Common Stock as reported on The Nasdaq Stock Market on the effective date of the Option Repricing. The Option Repricing will become effective on the 20th calendar day after the completion of the mailing to the Company’s stockholders of this Notice and Information Statement. The effective date is currently expected to be October 31, 2022. In the event that the 20th calendar day is not a trading day for The Nasdaq Stock Market, the Option Repricing will become effective on the first trading day of The Nasdaq Stock Market thereafter. Participation in the Option Repricing is not voluntary or discretionary. Accordingly, the exercise price of (i) all outstanding stock options held by individuals employed by the Company and in good standing on the effective date of the Option Repricing, including executive officers of the Company and (ii) certain outstanding stock options held by the Company’s Executive Chairperson and Interim President and Chief Executive Officer, R. Scott Huennekens, and the Company’s director, Ruth Fattori, (vested or unvested) granted under the Plans, will be automatically amended as described above, without any action required by the holder thereof.

As of August 24, 2022, an aggregate of 8,580,999 stock options with a weighted average exercise price of $3.34 were outstanding under the Plans, and held by 240 employees, directors and consultants. Of these options,

5,496,799 (approximately 64%)—with a weighted average exercise price of $3.57 and held by 176 employees, directors and consultants—are Relevant Options and eligible for amendment pursuant to the Option Repricing. All of the Relevant Options were granted under the Plans. In addition, as of August 24, 2022, there was an aggregate of 2,036,917 restricted stock units outstanding held by 180 employees, directors and consultants. Under the Option Repricing, the exercise price of a Relevant Option will not be amended in a manner that increases the exercise price above the current exercise price. Other than stock options to purchase 3,175,000 shares of Class A Common Stock to be granted to Maria Sainz in connection with her appointment as President and Chief Executive Officer of the Company, no additional stock options will be granted by the Company in connection with the Option Repricing. Except for the reduction in the exercise price of the Relevant Options described above, all outstanding stock options under the 2021 Plan, Legacy Hyperfine Plan and Liminal Plan will continue to remain outstanding in accordance with all of the current terms and conditions set forth in the applicable plan and the applicable award agreements.

Accounting Treatment of the Option Repricing

Under Financial Accounting Standards Codification Topic 718, the Company will recognize any incremental compensation cost of the Relevant Options subject to the Option Repricing. The incremental compensation cost will be measured as the excess, if any, of the fair value of the Relevant Options immediately following the Option Repricing over the fair value of the Relevant Options immediately prior to the Option Repricing. The Company does not expect that the Option Repricing will have a material impact on its statement of operations.

Certain U.S. Federal Income Tax Consequences

The following discussion is intended only as a general summary of the material U.S. federal income tax consequences of the Option Repricing, based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the date of this Information Statement. It is not intended as tax guidance to participants in the Plans. This summary does not take into account certain circumstances that may change the income tax treatment of awards for individual participants, and it does not describe the consequences under any other federal tax law (such as employment taxes), state income tax consequences of any award or the taxation of awards in jurisdictions outside of the United States.

For income tax purposes, the repricing of an option is treated as a new option granted as of the effective date of the repricing. The grant of a stock option generally has no income tax consequences for a participant or the Company. Likewise, the exercise of an incentive stock option generally does not have income tax consequences for a participant or the Company, except that it may result in an item of adjustment for alternative minimum tax purposes for the participant. For purposes of applying Section 422(d) of the Code, which generally provides an incentive stock option may only become exercisable for the first time in a single calendar year to the extent of $100,000 (based on the fair market value of the Company’s common stock on the date of grant), the prior option and the repriced option shall be treated as two separate options, and the exercisability of both options shall be applied against the $100,000 annual limit. A participant usually recognizes ordinary income upon the exercise of a nonqualified stock option equal to the fair market value of the shares or cash payable (without regard to income or employment tax withholding) minus the exercise price, if applicable. We should generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonqualified stock option.

If a participant holds the shares acquired under an incentive stock option for the time specified in the Code (at least two years measured from the grant date and one year measured from the exercise date), any gain or loss arising from a subsequent disposition of the shares will be taxed as long-term capital gain or loss. If the shares are disposed of before the holding period is satisfied, the participant will recognize ordinary income equal to the lesser of (i) the amount realized upon the disposition, and (ii) the fair market value of such shares on the date of exercise minus the exercise price paid for the shares. Any ordinary income recognized by the participant on the disqualifying disposition of the shares generally entitles us to a deduction by us for federal income tax purposes. Any disposition of shares acquired under a nonqualified stock option will generally result only in capital gain or loss for the participant, which may be short- or long-term, depending upon the holding period for the shares. For a repriced option, the two-year holding period measured from the grant date is reset to the effective date of the repricing.

Except as explained below, the Company generally is entitled to a deduction equal to the amount included in the ordinary income of participants and does not receive a deduction for amounts that are taxable to participants as capital gain. The Code denies publicly held corporations a deduction for compensation that is in excess of $1,000,000 paid to the corporation’s chief executive officer, chief financial officer and to any of its three other most highly compensated executive officers.

Section 409A of the Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of U.S. federal income tax purposes along with an additional tax equal to 20% of the amount included in U.S. federal income, and interest on deemed underpayments in certain circumstances. While certain awards under the Plans could be subject to Section 409A, the Plans and the awards made under the Plans are intended to comply with the requirements of Section 409A, where applicable.

2021 Equity Incentive Plan

The Hyperfine Board adopted the 2021 Plan in July 2021, and the Company’s stockholders approved the 2021 Plan in December 2021. The 2021 Plan allows for grants of stock options, stock appreciation rights, restricted and unrestricted stock awards, restricted stock units and other stock or cash-based awards to employees, consultants and directors who, in the opinion of the plan administrator, are in a position to make a significant contribution to the Company’s long-term success. All employees, directors and consultants of the Company and its affiliates are eligible to participate in the 2021 Plan. Incentive stock options may be granted only to employees of the Company and its affiliates. All other awards under the 2021 Plan may be granted to employees, directors and consultants of the Company and its affiliates.

In accordance with the terms of the 2021 Plan, the Board may authorize the Company’s compensation committee to administer the 2021 Plan. The compensation committee may delegate part of its authority and powers under the 2021 Plan to one or more directors and/or officers of the Company, but only the compensation committee can make awards to participants who are subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934, as amended. In accordance with the provisions of the 2021 Plan, the plan administrator determines the terms of awards, including which employees, directors and consultants will be granted awards, the number of shares subject to each award, the vesting provisions of each award, the termination or cancellation provisions applicable to awards, and all other terms and conditions upon which each award may be granted in accordance with the 2021 Plan. In addition, in accordance with the terms of the 2021 Plan, the plan administrator may, in its discretion, amend any term or condition of an outstanding award.

Upon a merger or other reorganization event, the Board may, in its sole discretion, take any one or more of the following actions pursuant to the 2021 Plan, as to some or all outstanding awards: (1) provide that all outstanding options shall be assumed or substituted by the successor corporation; (ii) upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant; (iii) in the event of a merger pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to option holder participants equal to the difference between the merger price times the number of shares of our common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options; (iv) with respect to other stock awards, provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event; and (v) with respect to stock awards, and in lieu of any of the foregoing, provide that, upon consummation of the transaction, each outstanding stock award shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of common stock comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the board of directors or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction).

The 2021 Plan may be amended by the Company’s stockholders. It may also be amended by the Board or the compensation committee, provided that any amendment which is of a scope that requires stockholder approval as required by (i) the rules of The Nasdaq Stock Market, (ii) in order to ensure favorable federal income tax treatment for any incentive stock options under Section 422 of the Code, or (iii) for any other reason, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent unless such amendment is required by applicable law or necessary to preserve the economic value of such award.

Legacy Hyperfine 2014 Employee, Director and Consultant Equity Incentive Plan and Liminal 2021 Employee, Director and Consultant Equity Incentive Plan

The Legacy Hyperfine board of directors adopted, and Legacy Hyperfine’s stockholders approved, the Legacy Hyperfine Plan in February 2014. The Legacy Hyperfine Plan has been periodically amended, most recently in April 2021 in order to increase the number of shares available for issuance pursuant to the Legacy Hyperfine Plan. In May 2021, the Liminal board of directors adopted, and Liminal’s stockholders approved, the Liminal Plan. In connection with the Business Combination, the Company assumed the Legacy Hyperfine Plan and the Liminal Plan, and all outstanding awards issued thereunder remain subject to the terms and conditions of the Legacy Hyperfine Plan or the Liminal Plan, as applicable.

The Board, or any committee to which the Board delegates authority, is authorized to administer the Legacy Hyperfine Plan and the Liminal Plan. In addition, consistent with the terms of the Legacy Hyperfine Plan and the Liminal Plan, the Board may modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, accelerate the time(s) at which an award may vest or be exercised, and construe and interpret the terms of the Legacy Hyperfine Plan, the Liminal Plan and awards granted thereunder.

The Legacy Hyperfine Plan and the Liminal Plan each provide that upon a merger, consolidation, or sale of all or substantially all of the assets of the company, the Board or any committee to which the Board delegates authority, or the board of directors of any corporation assuming the obligations under the Legacy Hyperfine Plan or the Liminal Plan, may, in its sole discretion, take any one or more of the following actions pursuant to the Legacy Hyperfine Plan or the Liminal Plan, as to some or all outstanding awards, to the extent not otherwise agreed under any individual agreement: (i) provide that outstanding options will be assumed or substituted for options of the successor corporation; (ii) provide that the outstanding options must be exercised within a certain number of days, either to the extent the options are then exercisable, or at the discretion of the board of directors, any such options being made partially or fully exercisable; (iii) terminate outstanding options in exchange for a cash payment of an amount equal to the difference between (a) the consideration payable upon consummation of the corporate transaction to a holder of the number of shares into which such option would have been exercisable to the extent then exercisable, or at the discretion of the board of directors, any such options being made partially or fully exercisable, and (b) the aggregate exercise price of those options; (iv) provide that outstanding stock awards will be substituted for shares of the successor corporation or consideration payable with respect to our outstanding stock in connection with the corporate transaction; and (v) terminate outstanding stock awards in exchange for payment of an amount equal to the consideration payable upon consummation of the corporate transaction to a holder of the same number of shares comprising the stock award, to the extent the stock award is no longer subject to vesting or forfeiture, or at the discretion of the board of directors, all vesting and forfeiture provisions being waived upon the corporate transaction. For purposes of determining such payments, in the case of a corporate transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair market value thereof as determined in good faith by the Board.

The Legacy Hyperfine Plan may be amended by the Company’s stockholders. It may also be amended by the Board or the compensation committee, provided that any amendment which is of a scope that requires stockholder approval as required by (i) the rules of The Nasdaq Stock Market, (ii) in order to ensure favorable federal income tax treatment for any incentive stock options under Section 422 of the Code, or (iii) for any other reason, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent.

The Liminal Plan may be amended by the Company’s stockholders. It may also be amended by the Board or the compensation committee, provided that any amendment which is of a scope that requires stockholder approval as required by (i) the rules of The Nasdaq Stock Market, (ii) in order to ensure favorable federal income tax treatment for any incentive stock options under Section 422 of the Code, or (iii) for any other reason, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent unless such amendment is required by applicable law or necessary to preserve the economic value of such award.

New Plan Benefits

The following table summarizes the outstanding stock options eligible for the Option Repricing (i.e., Relevant Options) held by our Interim President and Chief Executive Officer, Chief Financial Officer, each of the named executive officers (as defined in the Company’s proxy statement for the 2022 annual meeting of stockholders (the “2022 Proxy Statement”), which was filed with the Securities and Exchange Commission (“SEC”) on April 25, 2022), all current executive officers as a group, all current non-employee directors as a group and all other employees as a group, respectively.

Name and Position	Number of Shares Underlying Options under the 2021 Plan Eligible for Options Repricing	Weighted Average Exercise Price of Options under the 2021 Plan Eligible for the Option Repricing ($)	Number of Shares Underlying Options under the Legacy Hyperfine Plan Eligible for Options Repricing	Weighted Average Exercise Price of Options under the Legacy Hyperfine Plan Eligible for the Option Repricing ($)	Number of Shares Underlying Options under the Liminal Plan Eligible for Options Repricing	Weighted Average Exercise Price of Options under the Liminal Plan Eligible for the Option Repricing ($)	Total Number of Shares Underlying Options Eligible for Options Repricing	Weighted Average Exercise Price of All Options Eligible for the Option Repricing ($)
R. Scott Huennekens, Executive Chairperson and Interim President and Chief Executive Officer	237,437	3.32	1,187,186	3.27	—	—	1,424,623	3.28
Alok Gupta, Chief Financial Officer	254,333	3.90	—	—	—	—	254,333	3.90
Khan Siddiqui, M.D., Chief Medical Officer and Chief Strategy Officer	184,000	3.90	289,182	3.66	1,796	5.24	474,978	3.76
Neela Paykel, General Counsel, Chief Compliance Officer and Corporate Secretary	156,750	3.90	98,250	3.27	—	—	255,000	3.66
All current executive officers as a group	832,520	3.73	1,574,618	3.34	1,796	5.24	2,408,934	3.48
All current non-employee directors as a group (other than R. Scott Huennekens)	100,000	3.15	—	—	—	—	100,000	3.15
All other employees as a group	2,225,122	3.77	732,211	3.28	30,532	5.24	2,987,865	3.66
Dave Scott, Former President and Chief Executive Officer	—	—	—	—	—	—	—	—

The Board has appointed Maria Sainz, a director of the Company, to serve as President and Chief Executive Officer of the Company, effective October 24, 2022 and, in connection with such appointment, Ms. Sainz will be granted stock options to purchase 3,175,000 shares of Class A Common Stock on the effective date of the Option Repricing. Other than such stock options, the Company will not grant any additional stock options or other awards in connection with the Option Repricing. The compensation committee of the Board will determine the terms and number of stock options or other awards to be granted in the future under the 2021 Plan in its discretion. Since no determinations regarding discretionary awards or grants to be granted in the future have yet been made, other than the stock options to be granted to Ms. Sainz, the benefits or amounts that will be received by or allocated to the Company’s executive officers or other eligible employees or non-employee directors (other than Ms. Sainz) cannot be determined at this time. The Company’s non-employee directors receive awards pursuant to the Company’s Nonemployee Director Compensation Policy. No awards will be granted in the future under the Legacy Hyperfine Plan or the Liminal Plan.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2021.

	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,639,652	(1)	$3.21	(2)	8,286,741	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	7,639,652		$3.21		8,286,741	(4)

(1)

Consists of (i) 7,348,438 shares to be issued upon exercise of outstanding options and vesting of outstanding RSUs under the Legacy Hyperfine 2014 Employee, Director and Consultant Equity Incentive Plan, (ii) 173,698 shares to be issued upon exercise of outstanding options and vesting of outstanding RSUs under the Legacy Liminal 2021 Employee, Director and Consultant Equity Incentive Plan, and (iii) 117,516 shares to be issued upon exercise of outstanding options and vesting of outstanding RSUs under the 2021 Plan.

(2)	Consists of the weighted-average exercise price of $3.21 for the 7,522,136 stock options outstanding on December 31, 2021.
(3)

Consists of 8,286,741 shares that remained available for future issuance under the 2021 Plan as of December 31, 2021. No shares remained available for future issuance under the Legacy Hyperfine 2014 Employee, Director and Consultant Equity Incentive Plan and the Legacy Liminal 2021 Employee, Director and Consultant Equity Incentive Plan as of December 31, 2021.

(4)

The 2021 Plan has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2021 Plan to be added on the first day of each fiscal year, beginning in fiscal year 2022 and ending on the second day of fiscal year 2031. The evergreen provides for an automatic increase in the number of shares available for issuance equal to the lesser of (i) 4% of the number of outstanding shares of common stock on such date and (ii) an amount determined by the plan administrator. This total does not reflect the automatic increase in the number of shares available for issuance under the 2021 Plan that was effective on January 1, 2022 pursuant the evergreen provision.

Interest of Certain Persons in Matters Acted Upon

The following table sets forth certain information as of August 24, 2022 about the outstanding options granted under the Plans held by each listed individual who is an executive officer or director of the Company. Other than as set forth in the table, none of our officers or directors, nor any of their associates, has any interest in the actions approved by the Majority Stockholders and described in this Information Statement except in their capacity as holders of our Class A Common Stock and/or Class B Common Stock.

As of August 24, 2022, our current non-employee directors (5 persons) and executive officers (4 persons) as a group held unexercised stock options to purchase an aggregate of 4,003,504 shares of our Class A Common Stock under the Plans, which represented approximately 46.7% of the shares subject to all outstanding options under the Plans.

Name and Title	Number of Options Outstanding	Percentage of Total Outstanding Options	Number of Relevant Options Outstanding	Percentage of Total Relevant Options Outstanding
Executive Officers
R. Scott Huennekens, Executive Chairperson and Interim President and Chief Executive Officer	1,509,968	17.6%	1,424,623	25.9%
Alok Gupta, Chief Financial Officer	254,333	3.0%	254,333	4.6%
Khan Siddiqui, M.D., Chief Medical Officer and Chief Strategy Officer	474,978	5.5%	474,978	8.6%
Neela Paykel, General Counsel, Chief Compliance Officer and Corporate Secretary	255,000	3.0%	255,000	4.6%
Dave Scott, Former President, Chief Executive Officer and Director	499,873	5.8%	—	—
Non-Employee Directors
Jonathan M. Rothberg, Ph.D.	1,067,845	12.4%	—	—
John Dahldorf	85,345	1.0%	—	—
Ruth Fattori	185,345	2.2%	100,000	1.8%
Maria Sainz(1)	85,345	1.0%	—	—
Daniel J. Wolterman	85,345	1.0%	—	—

(1)	Maria Sainz has been appointed as President and Chief Executive Officer of the Company, effective October 24, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s common stock as of September 15, 2022 by:

•	each person known to the Company to be the beneficial owner of more than 5% of outstanding Company common stock;

•	each of the Company’s executive officers and directors; and

•	all current executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options that are currently exercisable or exercisable within 60 days and restricted stock units that vest within 60 days. Shares of Class A Common Stock issuable upon exercise of options currently exercisable within 60 days and restricted stock units that vest within 60 days are deemed outstanding solely for purposes of calculating the percentage of total ownership and total voting power of the beneficial owner thereof.

The beneficial ownership of Company common stock is based on 55,515,532 shares of the Company’s Class A Common Stock and 15,055,288 shares of the Company’s Class B Common Stock issued and outstanding as of September 15, 2022.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them. Unless otherwise indicated, the business address of each of the following entities or individuals is c/o Hyperfine, Inc., 351 New Whitfield Street, Guilford, Connecticut 06437.

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock	%	Number of Shares Class B Common Stock	%	Voting Power**
Directors and Named Executive Officers:
Jonathan M. Rothberg, Ph.D.(1)	2,628,311	4.7%	15,055,288	100%	84.9%
R. Scott Huennekens(2)	237,435	*	—	—	*
Alok Gupta(3)	74,462	*	—	—	*
Khan Siddiqui, M.D.(4)	254,869	*	—	—	*
Neela Paykel(5)	73,785	*	—	—	*
Dave Scott(6)	499,873	*	—	—	*
John Dahldorf	—	—	—	—	—
Ruth Fattori(7)	100,891	*	—	—	*
Maria Sainz	—	—	—	—	—
Daniel J. Wolterman	—	—	—	—	—
All Current Directors and Executive Officers of the Company as a Group (9 Individuals)(8)	3,369,753	5.9%	15,055,288	100%	84.9%
Five Percent Holders:
Jonathan M. Rothberg, Ph.D.(1)	2,628,311	4.7%	15,055,288	100%	84.9%
HC Sponsor LLC(9)	6,534,000	11.8%	—	—	1.8%

*	Indicates beneficial ownership of less than 1%.
**

Percentage of total voting power represents voting power with respect to all shares of the Company’s Class A Common Stock and the Company’s Class B Common Stock as a single class. Each share of the Company’s Class B Common Stock is entitled to 20 votes per share and each share of the Company’s Class A Common Stock is entitled to one vote per share.

(1)

Consists of shares of the Company’s Class A Common Stock and Class B Common Stock held by Jonathan M. Rothberg, Ph.D., Dr. Rothberg’s spouse, Dr. Rothberg’s revocable trust, 4C Holdings I, LLC, 4C Holdings V, LLC, 2012 JMR Trust Common, LLC and 23rd Century Capital LLC, and options to purchase 982,500 shares of the Company’s Class A Common Stock exercisable within 60 days of September 15, 2022 held by Dr. Rothberg. Dr. Rothberg, the Founder of Legacy Hyperfine and Liminal, is the sole manager of 4C Holdings I, LLC, 4C Holdings V, LLC and 2012 JMR Trust Common, LLC and has sole voting and investment control of the Company’s Class A Common Stock and Class B Common Stock owned by those entities. Dr. Rothberg’s son is the manager of 23rd Century Capital LLC. Dr. Rothberg disclaims beneficial ownership of the shares held by his spouse and 23rd Century Capital LLC.

(2)	Consists of options to purchase 237,435 shares of the Company’s Class A Common Stock exercisable within 60 days of September 15, 2022 held by Mr. Huennekens.
(3)

Consists of 16,129 shares of the Company’s Class A Common Stock held by Mr. Gupta and options to purchase 58,333 shares of the Company’s Class A Common Stock exercisable within 60 days of September 15, 2022 held by Mr. Gupta.

(4)

Consists of 14,744 shares of the Company’s Class A Common Stock held by Dr. Siddiqui and options to purchase 240,125 shares of the Company’s Class A Common Stock exercisable within 60 days of September 15, 2022 held by Dr. Siddiqui.

(5)

Consists of 14,130 shares of the Company’s Class A Common Stock held by Ms. Paykel and options to purchase 59,655 shares of the Company’s Class A Common Stock exercisable within 60 days of September 15, 2022 held by Ms. Paykel.

(6)

Consists of options to purchase 499,873 shares of the Company’s Class A Common Stock exercisable within 60 days of September 15, 2022 held by Mr. Scott, our former President, Chief Executive Officer and director.

(7)

Consists of 891 shares of the Company’s Class A Common Stock held by Ms. Fattori and options to purchase 100,000 shares of the Company’s Class A Common Stock exercisable within 60 days of September 15, 2022 held by Ms. Fattori.

(8)	See footnotes 1, 2, 3, 4, 5 and 7.
(9)

Consists of 5,534,000 shares held directly by the HC Sponsor LLC and 1,000,000 shares purchased in the PIPE Investment by entities affiliated with HC Sponsor LLC (such affiliates, the “HC Affiliates”). HC Sponsor LLC is managed by its manager, HealthCor Sponsor Investments LLC, which is managed by its manager, HealthCor Group, LLC, which also indirectly manages the HC Affiliates. Arthur Cohen and Joseph Healey are the controlling members of HealthCor Group, LLC. As such, Messrs. Cohen and Healey have voting and investment discretion with respect to the shares held by each of HC Sponsor LLC and the HC Affiliates and may be deemed to have shared beneficial ownership of these shares. The business address for these individuals and entities is 55 Hudson Yards, 28th Floor, New York, NY 10001.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

All of the information contained in the sections below generally relates to 2021 compensation and was included in the 2022 Proxy Statement. In 2022, there have been several developments that you should keep in mind when reading the following sections:

•

On June 27, 2022, Dave Scott delivered his resignation as the Company’s President, Chief Executive Officer and a director on the Board, effective July 29, 2022. Mr. Scott’s decision to resign was for personal reasons and was not the result of any disagreement with the Company. In connection with Mr. Scott’s resignation, the Company and Mr. Scott entered into a letter agreement, dated as of June 29, 2022, that provides that the Company will pay his base salary earned through July 29, 2022 and Mr. Scott’s equity awards will continue to be governed by the applicable award agreements.

•

On June 29, 2022, the Board appointed the Company’s Executive Chairperson of the Board, R. Scott Huennekens, to serve as Interim President and Chief Executive Officer of the Company, effective as of July 29, 2022, to succeed Mr. Scott while the Company searched for Mr. Scott’s replacement. On July 8, 2022, the Board approved the terms of compensation to be granted to Mr. Huennekens for his service as Interim President and Chief Executive Officer. Mr. Huennekens is compensated in the amount of $30,000 per month, effective as of July 1, 2022, until a new President and Chief Executive Officer is duly appointed and qualified. In addition, Mr. Huennekens will continue to be entitled to an annual cash retainer fee of $50,000, an annual equity grant and the reimbursement of expenses for his service as a non-employee director in accordance with the Company’s Nonemployee Director Compensation Policy. In addition, on July 8, 2022, the Company terminated the Consulting Agreement, dated as of April 25, 2021, by and between Legacy Hyperfine and Mr. Huennekens, effective June 30, 2022, pursuant to which Mr. Huennekens was entitled to payment of $10,000 per month for his service as Executive Chairperson.

•

On October 4, 2022, the Board appointed Maria Sainz, a director of the Company, as President and Chief Executive Officer of the Company, effective October 24, 2022 (the “Appointment Date”). In connection with Ms. Sainz’s appointment, the Company entered into an offer letter of employment with Ms. Sainz, effective as of the Appointment Date (the “Offer Letter”). Pursuant to the terms of the Offer Letter, Ms. Sainz’s annual base salary is $550,000. Ms. Sainz is eligible to receive an annual discretionary bonus with a target of 90% of her base salary. Ms. Sainz will receive a one-time sign-on bonus in the amount of $125,000, which is recoverable in full by the Company in the event that Ms. Sainz voluntarily terminates her employment with the Company or is terminated for cause prior to the 12 month anniversary of the Appointment Date. The Offer Letter further provides that Ms. Sainz will receive an award of stock options to purchase 3,175,000 shares of Class A Common Stock of the Company as of the effective date of the Option Repricing, with 25% of the stock options to vest on the last day of the calendar month that includes the one year anniversary of the Appointment Date, and 2.08% at the end of each month thereafter, subject to Ms. Sainz’s continued service to the Company through the applicable vesting dates. Commencing on the Appointment Date, Ms. Sainz will become a participant in the Company’s Executive Severance Plan, described in the section below entitled “Executive Officer and Director Compensation–Severance Plan.”

•

On October 4, 2022, in connection with the appointment of Ms. Sainz, the Board approved the terms of compensation to be granted to Mr. Huennekens for his continued service as Executive Chairperson of the Board. Mr. Huennekens will be compensated in the amount of $10,000 per month, effective as of the Appointment Date, and continuing until his successor has been appointed or until his earlier death, resignation or removal. In addition, Mr. Huennekens will continue to be entitled to an annual cash retainer fee of $50,000, an annual equity grant and the reimbursement of expenses for his service as a non-employee director in accordance with the Company’s Nonemployee Director Compensation Policy.

•	On June 13, 2022, the Company and Dr. Rothberg terminated the Advisory Agreement between the Company and Dr. Rothberg.

Introduction

Executive and Director Compensation of HealthCor

The following disclosure concerns the compensation of HealthCor’s executive officers and directors from inception (i.e. pre-Business Combination).

None of HealthCor’s executive officers or directors received any cash compensation for services rendered to HealthCor. Since the consummation of HealthCor’s initial public offering and until the earlier of the consummation of the initial business combination or HealthCor’s liquidation, HealthCor agreed to reimburse its sponsor, HC Sponsor LLC (the “Sponsor”), for office space and secretarial and administrative services provided to HealthCor, in an amount up to $10,000 per month. In addition, the Sponsor, executive officers and directors and their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities conducted on HealthCor’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. HealthCor’s audit committee was responsible for reviewing all payments made by HealthCor to the Sponsor, executive officers and directors and their respective affiliates on a quarterly basis. Any such payments prior to the Business Combination were made using funds held outside of the HealthCor’s trust account. Other than quarterly audit committee review of such reimbursements, HealthCor did not have any additional controls in place for governing reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred on behalf of HealthCor and in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, was paid by HealthCor to the Sponsor, executive officers and directors or any of their respective affiliates, prior to completion of the Business Combination.

Executive and Director Compensation of Hyperfine

This section provides an overview of Hyperfine’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. The number of securities and exercise prices, as applicable, described in this section have been adjusted based on the applicable exchange ratios to reflect the number of securities and exercise prices following the Business Combination.

As of December 31, 2021, Hyperfine’s named executive officers (“Named Executive Officers” or “NEOs”) were:

•	Dave Scott, President and Chief Executive Officer,

•	Khan Siddiqui, M.D., Chief Medical Officer and Chief Strategy Officer, and

•	Neela Paykel, General Counsel, Chief Compliance Officer and Corporate Secretary.

The objective of our compensation program is to provide a total compensation package to each NEO that will enable us to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for performance. Prior to the completion of the Business Combination in December 2021, Legacy Hyperfine’s board of directors historically determined the compensation for the NEOs.

For 2021, the compensation program for the NEOs consisted of a base salary and incentive compensation delivered in the form of cash bonuses and time-based stock option awards, each as described below:

•

Base Salary. Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

•

Cash Bonuses. Cash bonuses are paid to incentivize the NEOs to achieve annual financial and operating performance metrics and have been paid at the discretion of the board of directors. Other than the CEO, the bonus is approved by the compensation committee.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our NEOs for the year ended December 31, 2020 and 2021.

Name and Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)		Total ($)
Dave Scott, President and Chief Executive Officer	2021	$252,147	(2)	$2,000,000	(3)	$5,848,819	(4)	$8,100,966
	2020	$—		$—		$—		$—
Khan Siddiqui, M.D., Chief Medical Officer and Chief Strategy Officer	2021	$331,250	(5)	$144,000	(3)	$108,195	(6)(7)	$583,445
	2020	$255,208		$150,000		$494,241	(8)	$899,449
Neela Paykel, General Counsel, Chief Compliance Officer and Corporate Secretary	2021	$233,333	(9)	$152,500	(3)	$201,683	(10)	$587,516
	2020	$—		$—		$—		$—

(1)

The amount represents the aggregate grant date fair value for option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. A discussion of our methodology for determining grant date fair value may be found in Note 12 to our audited combined and consolidated financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 25, 2022.

(2)

Mr. Scott joined Legacy Hyperfine on May 24, 2021 and he resigned as the Company’s President, Chief Executive Officer and a director on the Board, effective July 29, 2022. His annual base salary as of the effective date of his resignation on July 29, 2022 was $750,000.

(3)

Mr. Scott received a one-time signing bonus of $1,500,000, with the first installment of $750,000 paid upon his start date and the second installment of $750,000 paid upon the six-month anniversary of his start date, and a $500,000 discretionary bonus with respect to 2021 performance. Dr. Siddiqui received a $50,000 discretionary transaction bonus paid in connection with the consummation of the Business Combination and a $94,000 discretionary bonus with respect to 2021 performance. Ms. Paykel received a one-time signing bonus of $25,000, a $25,000 discretionary transaction bonus paid in connection with the consummation of the Business Combination and a $102,500 discretionary bonus with respect to 2021 performance.

(4)

Mr. Scott was granted options to purchase shares of Legacy Hyperfine common stock in April 2021 with an exercise price per share equal to the fair market value of the common stock on the grant date. 1,899,500 of the shares underlying the options have an exercise price per share of $3.27 and vested as to 25% on June 30, 2022, with the remainder vesting, subject to continued service, in 36 equal monthly installments thereafter, and 949,750 of the shares underlying the options have an exercise price per share of $3.27 and vest, subject to continued service, upon the achievement of performance conditions.

(5)	Dr. Siddiqui joined Legacy Hyperfine as its Chief Medical Officer and Chief Strategy Officer on January 27, 2020. His current annual base salary is $420,000.
(6)

Dr. Siddiqui was granted options to purchase shares of Legacy Hyperfine common stock in April 2021 with an exercise price per share equal to the fair market value of the common stock on the grant date. The 54,037 shares underlying the options have an exercise price per share of $3.27 and vest, subject to continued service, in 48 monthly installments beginning on January 31, 2021.

(7)

Dr. Siddiqui was granted options to purchase shares of Liminal common stock in May 2021 with an exercise price per share equal to the fair market value of the common stock on the grant date. The 1,796 shares underlying the options have an exercise price per share of $5.24 and vest, subject to continued service, in 48 monthly installments beginning on October 31, 2020.

(8)

Dr. Siddiqui was granted options to purchase shares of Legacy Hyperfine common stock in January 2020 with an exercise price per share equal to the fair market value of the common stock on the grant date. The 235,145 shares underlying the options have an exercise price per share of $3.76 and vest, subject to continued service, as follows: 25% of the shares vested on December 31, 2020, with the remainder vesting in equal monthly installments over the following 36 months.

(9)	Ms. Paykel joined Legacy Hyperfine in May 2021. Her current annual base salary is $350,000.
(10)

Ms. Paykel was granted options to purchase shares of Legacy Hyperfine common stock in April 2021 with an exercise price per share equal to the fair market value of the common stock on the grant date. The 98,250 shares underlying the options have an exercise price per share of $3.27 and vested as to 25% on June 30, 2022, with the remainder vesting, subject to continued service, in equal monthly installments over the following three years.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows information regarding outstanding equity awards held by the NEOs as of December 31, 2021. The number of securities and exercise prices, as applicable, described in this section have been adjusted based on the applicable exchange ratios to reflect the number of securities and exercise prices following the Business Combination.

Name	Option Awards Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date
Dave Scott	4/27/2021	—	(1)	1,899,500	$3.27	4/27/2031
	4/27/2021	—	(2)	474,875	$3.27	4/27/2031
	4/27/2021	—	(3)	474,875	$3.27	4/27/2031
Khan Siddiqui, M.D.	1/27/2020	52,397	(4)	52,403	$3.76	1/27/2030
	1/27/2020	65,169	(5)	65,176	$3.76	1/27/2030
	4/14/2021	13,507	(6)	40,530	$3.27	4/14/2031
	5/12/2021	561	(7)	1,235	$5.24	5/12/2031
Neela Paykel	4/27/2021	—	(8)	98,250	$3.27	4/27/2031

(1)

Represents an option to purchase 1,899,500 shares of Class A common stock granted on April 27, 2021. The shares underlying this option vest, subject to continued service, as follows: 25% of the shares vested on June 30, 2022, with the remainder vesting in equal monthly installments over the following 36 months.

(2)

Represents an option to purchase 474,875 shares of Class A common stock granted on April 27, 2021. The shares underlying this option vest and will become exercisable upon the first to occur of the following: (1) the completion of a business combination that results in the operating business of Legacy Hyperfine and Liminal becoming a publicly traded company (a “SPAC transaction”) within two years of Mr. Scott’s start date and the common stock of the Company achieving a closing price per share of $15.00 or more for at least 20 out of 30 consecutive trading days within two years of the closing of the SPAC transaction; (2) the completion of the initial public offering of Legacy Hyperfine and Liminal (“IPO”) within two years of Mr. Scott’s start date and the common stock of the Company achieving a closing price per share that equals or exceeds 1.5 times $3.92 (as adjusted) within two years of the closing of the IPO; or (3) the closing of a private financing round within two years of Mr. Scott’s start date in which $50 million or more is raised and the Company’s stock price per share equals or exceeds 1.5 times $3.92 (as adjusted). On February 24, 2022, the board of directors amended these options to extend the time period for achieving a closing price per share of $15.00 or more for at least 20 out of 30 consecutive trading days from within two years of the closing of the SPAC transaction to within three years of the closing of the SPAC transaction.

(3)

Represents an option to purchase 474,875 shares of Class A common stock granted on April 27, 2021. The shares underlying this option vest and will become exercisable upon the first to occur of the following:

(1) the completion of a SPAC transaction within two years of Mr. Scott’s start date and the Company’s common stock achieving a price per share of $30.00 or more for at least 20 out of 30 consecutive trading days within four years of the closing of the SPAC transaction; (2) the completion of an IPO within two years of Mr. Scott’s start date and the Company’s common stock achieving a price per share that equals or exceeds 3.0 times $3.92 (as adjusted) within four years of the closing of the IPO; or (3) the closing of a private financing round within four years of Mr. Scott’s start date in which $50 million or more is raised and the Company’s stock price per share equals or exceeds 3.0 times $3.92 (as adjusted).
(4)

Represents an option to purchase 104,800 shares of Class A common stock granted on January 27, 2020. The shares underlying this option vest, subject to continued service, as follows: 25% of the shares vested on December 31, 2020, with the remainder vesting in equal monthly installments over the following 36 months.

(5)

Represents an option to purchase 130,345 shares of Class A common stock granted on January 27, 2020. The shares underlying this option vest, subject to continued service, as follows: 25% of the shares vested on December 31, 2020, with the remainder vesting in equal monthly installments over the following 36 months.

(6)

Represents an option to purchase 54,037 shares of Class A common stock granted on April 14, 2021. The shares underlying this option vest, subject to continued service, in 48 equal monthly installments beginning on January 31, 2021.

(7)

Represents an option to purchase 1,796 shares of Class A common stock granted on May 12, 2021. The shares underlying this option vest, subject to continued service, in 48 equal monthly installments beginning on October 31, 2020.

(8)

Represents an option to purchase 98,250 shares of Class A common stock granted on April 27, 2021. The shares underlying this option vest, subject to continued service, as follows: 25% of the shares vested on June 30, 2022, with the remainder vesting in equal monthly installments over the following 36 months.

Employment Arrangements

Legacy Hyperfine entered into an Offer Letter of Employment with Mr. Scott as Legacy Hyperfine’s President and Chief Executive Officer on April 25, 2021, an Offer Letter of Employment with Alok Gupta as Legacy Hyperfine’s Chief Financial Officer on July 17, 2021, an Offer Letter of Employment with Dr. Siddiqui as Legacy Hyperfine’s Chief Medical Officer and Chief Strategy Officer on January 4, 2020, and an Offer Letter of Employment with Neela Paykel as Legacy Hyperfine’s General Counsel on April 13, 2021, the material terms of which are described below. In addition, each named executive officer has entered into a confidentiality agreement obligating the officer to refrain from disclosing any of our proprietary information received during the course of employment.

Dave Scott

Legacy Hyperfine entered into an Offer Letter of Employment with Mr. Scott on April 25, 2021, as amended, to begin employment as Legacy Hyperfine’s President and Chief Executive Officer on May 24, 2021. Pursuant to the terms of his Offer Letter, Mr. Scott’s initial annual base salary was $400,000. Effective December 22, 2021, until his resignation that was effective July 29, 2022, Mr. Scott’s annual base salary was $750,000. Mr. Scott was eligible to receive a minimum discretionary bonus of $400,000 for 2021 based on the successful completion of the Company’s initial public offering or a business combination that results in the operating business of the Company becoming a publicly traded company and the attainment of other goals, objectives and performance metrics. Beginning in 2022, Mr. Scott was eligible to receive an annual discretionary bonus with a target of 100% of Mr. Scott’s base salary and a cap of 200% of Mr. Scott’s base salary, provided that he was employed with Hyperfine through the scheduled date of payment of such bonus.

Pursuant to his Offer Letter, Mr. Scott received a one-time signing bonus of $1,500,000, with the first installment of $750,000 paid upon his start date and the second installment of $750,000 paid upon the six-month anniversary of his start date. If Mr. Scott was terminated by the Company for cause (as defined in his Offer Letter) or resigned without good reason (as defined in his Offer Letter) prior to the six-month anniversary of his start date, Mr. Scott would be required to repay the sign-on bonus. If Mr. Scott was terminated by the Company without cause or resigned with good reason, he would not be required to repay the sign-on bonus.

In addition, pursuant to the Offer Letter, Mr. Scott was granted 1,899,500 time-based stock options with an exercise price of $3.27 per share, with 25% of the award vested on June 30, 2022, and the remainder of the options vesting in equal monthly installments over the following 36 months. If Mr. Scott’s employment was terminated because of his death, such options would vest such that no less than 50% of the shares subject to the award would be vested on the termination date.

Mr. Scott was also granted 474,875 performance-based stock options with an exercise price of $3.27 per share (the “1.5X Options”), which options vest upon the first to occur of: (1) the completion of a business combination that results in the operating business of Legacy Hyperfine and Liminal becoming a publicly traded company (a “SPAC transaction”) within two years of Mr. Scott’s start date and the Company’s common stock achieving a closing price per share of $15.00 or more for at least 20 out of 30 consecutive trading days within two years of the closing of the SPAC transaction; (2) the completion of the initial public offering of Legacy Hyperfine and Liminal (“IPO”) within two years of Mr. Scott’s start date and the Company’s common stock achieving a closing price per share that equals or exceeds 1.5 times $3.92 (as adjusted) within two years of the closing of the IPO; or (3) the closing of a private financing round (a “Financing”) within two years of Mr. Scott’s start date in which $50 million or more is raised and the Company’s stock price per share equals or exceeds 1.5 times $3.92 (as adjusted). On February 24, 2022, the board of directors amended the 1.5X Options to extend the time period for achieving a closing price per share of $15.00 or more for at least 20 out of 30 consecutive trading days from within two years of the closing of the SPAC transaction to within three years of the closing of the SPAC transaction. In addition, Mr. Scott was granted 474,875 performance-based stock options with an exercise price of $3.27 per share, which options vest upon the first to occur of: (1) the completion of a SPAC transaction within two years of Mr. Scott’s start date and the Company’s common stock achieving a price per share of $30.00 or more for at least 20 out of 30 consecutive trading days within four years of the closing of the SPAC transaction; (2) the completion of an IPO within two years of Mr. Scott’s start date and the Company’s common stock achieving a price per share that equals or exceeds 3.0 times $3.92 (as adjusted) within four years of the closing of the IPO; or (3) the closing of a private financing round within four years of Mr. Scott’s start date in which $50 million or more is raised and the Company’s stock price per share equals or exceeds 3.0 times $3.92 (as adjusted). Mr. Scott’s Offer Letter provided that, subject to approval by the board of directors, Mr. Scott would be granted 474,875 performance-based stock options (the “5X Options”), which options will vest upon the first to occur of: (1) the completion of a SPAC transaction within two years of Mr. Scott’s start date and the Company’s common stock achieving a price per share of $50.00 or more for at least 20 out of 30 consecutive trading days within six years of the closing of the SPAC transaction; (2) the completion of an IPO within two years of Mr. Scott’s start date and the Company’s common stock achieving a price per share that equals or exceeds 5.0 times $3.92 (as adjusted) within six years of the closing of the IPO; or (3) the closing of a private financing round within six years of Mr. Scott’s start date in which $50 million or more is raised and Hyperfine’s stock price per share equals or exceeds 5.0 times $3.92 (as adjusted). In lieu of the 5X Options, on March 29, 2022, Mr. Scott was granted 474,875 options with an exercise price of $3.32 per share, which would vest in full on the five year anniversary of the grant date, subject to Mr. Scott’s continued employment through the vesting date (the “5-year Options”).

Following the closing of a SPAC transaction or IPO within two years of Mr. Scott’s start date, Mr. Scott was entitled to receive a grant of restricted stock units (“RSUs”) in the Company with a value of $2,500,000, subject to the approval of the board of directors, Mr. Scott’s continued service on the grant date and time-based vesting conditions. On April 26, 2022, Mr. Scott was granted 649,350 RSUs. In the event a SPAC transaction or IPO had not occurred, Mr. Scott would have been awarded a transaction bonus of $2,500,000 for a successful financing round of Legacy Hyperfine of $50 million or more within two years of his start date.

Pursuant to the Offer Letter, if Mr. Scott’s employment was terminated without cause or if Mr. Scott resigned with good reason, Mr. Scott would receive severance equal to 12 months base salary and target bonus and payment of an amount equal to COBRA premiums for 12 months. He would receive 12 months accelerated vesting of outstanding time-based vesting equity awards (except for the 5-year Options), and any vested options, including options with performance-based vesting that have previously vested, would be eligible to be exercised until the earlier of the third anniversary of Mr. Scott’s termination of employment or their originally scheduled expiration date. Mr. Scott would also receive 36 months of accelerated vesting of any outstanding RSUs granted in connection with a SPAC transaction or IPO described above. If a SPAC transaction, IPO or Financing had not occurred and the Company terminated Mr. Scott’s employment within 24 months of his start date, Mr. Scott would receive $2,500,000 in lieu of the RSU grant described above.

If during the period beginning three months prior to and ending eighteen months following the date of a change in control, the Company terminated Mr. Scott’s employment without cause or if he resigned with good reason, Mr. Scott would receive severance equal to two times the sum of his base salary and target bonus, paid as a lump sum, plus payment of an amount equal to COBRA premiums for 24 months. He would receive 100% accelerated vesting for all time-based vesting equity awards and for the award of 474,875 performance-based stock options that includes the performance vesting criteria of a price per share that equals or exceeds 1.5 times $3.92 (as adjusted). The awards subject to such accelerated vesting would be eligible to be exercised until the earlier of the third anniversary of Mr. Scott’s termination of employment or their originally scheduled expiration date. In addition, if a SPAC transaction, IPO or financing round had not occurred and the Company terminated Mr. Scott’s employment without cause or Mr. Scott terminated his employment for good reason during a change in control period and within 36 months of his start date, Mr. Scott would receive $2,500,000 in lieu of the RSU grant described above.

Alok Gupta

Legacy Hyperfine entered into an Offer Letter of Employment with Mr. Gupta on July 17, 2021 as Legacy Hyperfine’s Chief Financial Officer. Pursuant to the terms of his Offer Letter, Mr. Gupta’s annual base salary was $400,000. Mr. Gupta is eligible to receive an annual discretionary bonus with a target of 40% of his base salary, prorated for calendar year 2021, provided that he is employed with Hyperfine through the scheduled date of payment of such bonus.

Pursuant to his Offer Letter, Mr. Gupta was eligible to receive a one-time payment of $85,000 to be paid upon the six-month anniversary of his start date to cover the costs of relocation. If Mr. Gupta resigns without good reason prior to the 12-month anniversary of his start date, Mr. Gupta is required to repay the relocation payment. Mr. Gupta also received a bonus of $25,000 in January 2022 in connection with the completion of the Business Combination.

Mr. Gupta’s Offer Letter provides that, subject to approval by our board of directors or compensation committee, at the first meeting of the compensation committee following the registration of our equity compensation plan with the SEC after the closing of a SPAC Transaction, Mr. Gupta would be granted 100,000 RSUs, with 25% of the award to vest on September 30, 2022 and the remainder of the RSUs vesting in equal quarterly installments over the following three years, subject to Mr. Gupta’s continued employment on each vesting date. In addition, subject to approval by our board of directors or compensation committee, Mr. Gupta would be granted 200,000 stock options at the first meeting of the compensation committee following the closing of a SPAC Transaction, with an exercise price equal to the closing price of the stock on such date, with 25% of the award to vest on September 30, 2022, and the remainder of the options vesting in equal monthly installments over the following three years, subject to Mr. Gupta’s continued employment on each vesting date.

Khan Siddiqui, M.D.

Legacy Hyperfine entered into an Offer Letter of Employment with Dr. Siddiqui as Legacy Hyperfine’s Chief Medical Officer and Chief Strategy Officer on January 4, 2020. Pursuant to the terms of his Offer Letter, Dr. Siddiqui’s annual base salary was $300,000. As of August 1, 2021, Dr. Siddiqui’s annual base salary was increased to $375,000, and as of February 11, 2022, Dr. Siddiqui’s annual base salary was increased to $420,000. Dr. Siddiqui is eligible to receive an annual discretionary bonus with a target of 50% of his annual base salary, provided that he is employed with Hyperfine through the scheduled date of payment of such bonus.

Pursuant to his Offer Letter, Dr. Siddiqui was granted 235,145 stock options with an exercise price of $3.76 per share, with 25% of each award to vest on December 31, 2020, and the remainder of the options vesting in equal monthly installments, over the following three years, subject to Dr. Siddiqui’s continued employment on each vesting date.

Neela Paykel

Legacy Hyperfine entered into an Offer Letter of Employment with Ms. Paykel on April 13, 2021 as Legacy Hyperfine’s General Counsel. Pursuant to the terms of her Offer Letter, Ms. Paykel’s annual base salary is $350,000. Ms. Paykel is eligible to receive an annual discretionary bonus with a target of 40% of her base salary, prorated for calendar year 2021, provided that she is employed with Hyperfine through the scheduled date of payment of such bonus. Ms. Paykel also received a bonus of $25,000 in January 2022 in connection with the completion of the Business Combination.

Pursuant to her Offer Letter, Ms. Paykel received a one-time payment of $25,000 as a sign-on bonus. If Ms. Paykel voluntarily terminates her employment prior to the 12-month anniversary of her start date, Ms. Paykel is required to repay the sign-on bonus.

Pursuant to her Offer Letter, Ms. Paykel was granted 98,250 stock options with an exercise price of $3.27 per share, with 25% of the award vested on June 30, 2022, and the remainder of the options vesting in equal monthly installments over the following three years, subject to Ms. Paykel’s continued employment on each vesting date.

Employee Benefits

Our NEOs participate in employee benefit programs available to our employees generally, including a tax-qualified 401(k) plan. Hyperfine did not maintain any executive-specific benefit or perquisite programs in 2021.

Severance Plan

On December 22, 2021, the board of directors adopted the Hyperfine, Inc. Executive Severance Plan, which was amended on October 3, 2022 (the “Severance Plan”). Current participants in the Severance Plan include the Chief Executive Officer and all employees with the title of Vice President, including Executive Vice President, Senior Vice President and Vice President.

Under the Severance Plan, if we terminate a participant’s employment without cause (as defined in the Severance Plan) at any time other than during the twelve (12) month period following a change in control (as such term is defined in the Severance Plan) (the “Change in Control Period”), then the participant is eligible to receive the following benefits:

•

Severance payable in the form of salary continuation or a lump sum payment. The severance amount is equal to participant’s then-current base salary times a multiplier determined based on the participant’s title or role with us.

•	We will pay for company contribution for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the severance period.

Under the Severance Plan, if we terminate a participant’s employment without cause or a participant resigns for good reason, during the Change in Control Period, then the participant is eligible to receive the following benefits:

•

Severance payable in a single lump sum. The severance amount is equal to participant’s then-current base salary and then-current target annual bonus opportunity, times a change in control multiplier determined based on the participant’s title or role with us.

•	We will pay for company contribution for continuation coverage under COBRA during the severance period.

•

Any outstanding unvested equity awards held by the participant under any then-current outstanding equity incentive plan(s) will become fully vested as of the date the termination of such participant’s employment becomes effective.

A participant’s rights to any severance benefits under the Severance Plan are conditioned upon the participant executing and not revoking a valid separation and general release of claims agreement in a form provided by us.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2021 to each of our non-employee directors. Directors who are employed by us are not compensated for their service on our board of directors.

Name	Fees Earned or Paid in Cash ($)		Stock Awards (1)($)		Option Awards (2)($)		Total ($)
R. Scott Huennekens	$83,037	(3)	$179,995	(4)	$2,437,008	(5)	$2,700,040
Jonathan M. Rothberg, Ph.D	$1,370		$179,995	(4)	$1,908,126	(6)	$2,089,491
John Dahldorf	$2,123		$179,995	(4)	—		$182,118
Ruth Fattori	$1,918		$179,995	(4)	—		$181,913
Maria Sainz	$1,781		$179,995	(4)	—		$181,776
Daniel J. Wolterman	$1,918		$179,995	(4)	—		$181,913

(1)

The amount represents the aggregate grant date fair value for stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. A discussion of our methodology for determining grant date fair value may be found in Note 12 to our audited combined and consolidated financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 25, 2022.

(2)

The amount represents the aggregate grant date fair value for option awards computed in accordance with ASC 718. A discussion of our methodology for determining grant date fair value may be found in Note 12 to our audited combined and consolidated financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 25, 2022.

(3)

Mr. Huennekens received $81,667 during 2021 pursuant to a Consulting Agreement entered into between Legacy Hyperfine and Mr. Huennekens on April 25, 2021, and $1,370 pursuant to Hyperfine’s nonemployee director compensation policy.

(4)

The aggregate grant date fair value for this award was determined by multiplying 19,586, the number of shares granted, by $9.19, the closing price of our Class A common stock on the Nasdaq Global Market on December 23, 2021, the date of the grant. The RSUs were granted pursuant to our nonemployee director compensation policy and vest in equal annual installments over three years beginning on December 23, 2022, subject to the director’s continued service through the applicable vesting date.

(5)

Mr. Huennekens was granted options to purchase shares of Legacy Hyperfine common stock in April 2021 with an exercise price per share equal to the fair market value of the common stock on the grant date. 712,312 of the shares underlying the options have an exercise price of $3.27 per share and vested, subject to continued service, as to 25% on June 30, 2022, with the remainder vesting in 36 equal monthly installments thereafter, and 474,874 of the shares underlying the options have an exercise price of $3.27 per share and vest, subject to continued service, upon the achievement of performance conditions.

(6)

Dr. Rothberg was granted options to purchase shares of Legacy Hyperfine common stock in April 2021 with an exercise price per share equal to the fair market value of the common stock on the grant date. The

982,500 shares underlying the options have an exercise price of $3.27 per share and vested and became exercisable on December 15, 2021.

The following table shows the aggregate number of shares subject to options and restricted stock units held by each of our non-employee directors as of December 31, 2021.

Name	Number of Stock Options Held at Fiscal Year-End	Number of Restricted Stock Units Held at Fiscal Year-End
R. Scott Huennekens	1,187,186	19,586
Jonathan M. Rothberg, Ph.D	982,500	19,586
John Dahldorf	—	19,586
Ruth Fattori	—	19,586
Maria Sainz	—	19,586
Daniel J. Wolterman	—	19,586

Director Compensation Policy

On December 22, 2021, we adopted a nonemployee director compensation policy. Pursuant to the policy, the annual retainer for non-employee directors is $50,000. Annual retainers for committee membership are as follows:

Position	Retainer
Audit committee chairperson	$20,000
Audit committee member	$10,000
Compensation committee chairperson	$15,000
Compensation committee member	$7,500
Nominating and corporate governance committee chairperson	$10,000
Nominating and corporate governance committee member	$5,000

These fees are payable in arrears in quarterly installments as soon as practicable following the last business day of each fiscal quarter, provided that the amount of such payment will be prorated for any portion of such quarter that a director is not serving on our board of directors, on such committee or in such position. Non-employee directors are also reimbursed for reasonable out-of-pocket business expenses incurred in connection with attending meetings of the board and any committee of the board on which they serve and in connection with other business related to the board. Directors may also be reimbursed for reasonable out-of-pocket business expenses in accordance with our travel and other expense policies, as may be in effect from time to time.

In addition, we grant to new non-employee directors upon their initial election to our board of directors (including any non-employee director whose election to our board of directors was approved at the Special Meeting of Stockholders held on December 21, 2021) a number of RSUs (each RSU relating to one share of our Class A common stock) having an aggregate fair market value equal to $180,000, determined by dividing (A) $180,000 by (B) the closing price of our Class A common stock on Nasdaq on the date of the grant (rounded down to the nearest whole share), on the first business day after the date that the non-employee director is first appointed or elected to the board. Each of these grants shall vest in equal annual installments over three years from the date of the grant, subject to the non-employee director’s continued service as a director on the applicable vesting dates.

Further, in connection with each of our annual meetings of stockholders, each non-employee director automatically receives an option to purchase shares of our Class A common stock having an aggregate grant date fair value of $100,000, valued based on a Black-Scholes valuation method (rounded down to the nearest whole share), each year beginning in 2022 on the first business day after our annual meeting of stockholders. Each of these options has a term of 10 years from the date of the award and vests at the end of the period beginning on the date of each regular annual meeting of stockholders (or the first business day of the third fiscal quarter, as applicable) and ending on the date of the next regular annual meeting of stockholders, subject to the non-employee director’s continued service as a director through the applicable vesting dates.

Consulting Agreement with R. Scott Huennekens

Legacy Hyperfine entered into a Consulting Agreement with R. Scott Huennekens on April 25, 2021 to provide consulting services to Legacy Hyperfine as the Executive Chairperson of Legacy Hyperfine’s board of directors. Pursuant to the terms of the Consulting Agreement, Mr. Huennekens was paid $10,000 per month. In addition, Mr. Huennekens was granted 712,312 stock options with an exercise price of $3.27 per share, with 25% of the award vested on June 30, 2022, and the remainder of the options vesting in equal monthly installments over the following 36 months, subject to Mr. Huennekens’ continued service on each vesting date. Mr. Huennekens was also granted 237,437 performance-based stock options with an exercise price of $3.27 per share, which options vest upon the first to occur of: (1) the completion of a SPAC transaction within two years of Mr. Huennekens’ start date and the Company’s common stock achieving a closing price per share of $15.00 or more for at least 20 out of 30 consecutive trading days within three years of the closing of the SPAC transaction; (2) the completion of an initial public offering within two years of Mr. Huennekens’ start date and the Company’s common stock achieving a closing price per share that equals or exceeds 1.5 times $3.92 (as adjusted) within three years of the closing of the initial public offering; or (3) the closing of a private financing round within three years of Mr. Huennekens’ start date in which $50 million or more is raised and Hyperfine’s stock price per share equals or exceeds 1.5 times $3.92 (as adjusted). In addition, Mr. Huennekens was granted 237,437 performance-based stock options with an exercise price of $3.27 per share, which options vest upon the first to occur of: (1) the completion of a SPAC transaction within two years of Mr. Huennekens’ start date and the Company’s common stock achieving a closing price per share of $30.00 or more for at least 20 out of 30 consecutive trading days within four years of the closing of the SPAC transaction; (2) the completion of an initial public offering within two years of Mr. Huennekens’ start date and the Company’s common stock achieving a closing price per share that equals or exceeds 3.0 times $3.92 (as adjusted) within four years of the closing of the initial public offering; or (3) the closing of a private financing round within four years of Mr. Huennekens’ start date in which $50 million or more is raised and Hyperfine’s stock price per share equals or exceeds 3.0 times $3.92 (as adjusted). As discussed above, on July 8, 2022, the Company terminated the Consulting Agreement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and as a result file reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Hyperfine, Inc., that file electronically with the SEC. We also maintain a website at www.hyperfine.io, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this Information Statement.

OTHER MATTERS

Other Business

The Board knows of no other matters other than those described in this Information Statement that have been approved or considered by the Majority Stockholders.

Stockholders Sharing an Address

Some brokers, banks and other nominee record holders may be participating in the practice of “householding” information sent to stockholders. This means that only one copy of this Information Statement may have been sent to multiple stockholders in your household. We will promptly deliver, without charge, a separate copy of this document to you if you so request by writing or calling as follows: Hyperfine, Inc., Attention: Corporate Secretary, 351 New Whitfield Street, Guilford, Connecticut 06437; telephone, (866) 796-6767. If you want to receive separate copies of information statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address and phone number.